                                                                    Exhibit 99.1


                                            FOR: SKILLSOFT PLC

                                                 COMPANY CONTACT:
                                                 Tom McDonald
                                                 Chief Financial Officer
                                                 (603) 324-3000, x4232


                                                 INVESTOR CONTACTS:
                                                 Michael Polyviou/Peter Schmidt
                                                 Financial Dynamics
                                                 (212) 850-5748

            SKILLSOFT REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS;
                   FOURTH QUARTER REVENUE OF $54.7 MILLION AND
               ANNUAL REVENUE OF $215.6 MILLION EXCEEDED TARGETS;
                    REPORTS FINANCIAL TARGETS FOR FISCAL 2007


NASHUA, NH, MARCH 10, 2006 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its fourth quarter of fiscal 2006 and its fiscal 2006 year ended January 31, 2006.

FISCAL 2006 FOURTH QUARTER RESULTS

The Company reported total revenue of $54.7 million for the fourth quarter of the fiscal year ended January 31, 2006 (fiscal 2006), which represented a 3% decrease from the $56.4 million reported in the fourth quarter of the fiscal year ended January 31, 2005 (fiscal 2005) mainly due to a reduction of approximately $3.3 million in revenue resulting from the sale of certain assets of SmartCertify, the Company's retail IT certification business, in the first quarter of fiscal 2006.

The Company's net income was $5.9 million, or $0.06 per share, for its fiscal 2006 fourth quarter as compared to a net loss of $28.8 million, or $0.27 per share, for its fiscal 2005 fourth quarter. The fiscal 2006 fourth quarter net income includes the following items: $0.4 million of restatement related charges and, $2.5 million for amortization of intangibles and deferred compensation. The fiscal 2005 fourth quarter net loss includes the following items: $0.3 million of restatement related charges, $2.6 million for amortization of intangibles and deferred compensation, a goodwill impairment charge of $19.3 million and, $13.0 million of restructuring related charges, primarily related to the Company's reorganization of its content development team.

"While we are pleased that we exceeded our revenue and earnings targets for the fourth quarter and the fiscal year, we believe there is still work to be done. We continue to look at all options to improve shareholder value in this challenging market," commented Chuck Moran, President and Chief Executive Officer. "For fiscal 2007 we will focus on revenue and earnings growth primarily through the following initiatives: first, new customer acquisition and continuing to execute on our new product and telesales distribution initiatives to provide new revenue streams; second, a higher priority approach to produce a long-term contribution from possible M&A opportunities; and third, establishing a new shareholder-authorized share repurchase program and continuing to be opportunistic in repurchasing outstanding shares."

Gross margin was 88% for the Company's fiscal 2006 fourth quarter compared to 90% for its fourth quarter of fiscal 2005. The decrease in gross margin percentage was due mainly to a higher mix of royalty-bearing content in the fiscal 2006 fourth quarter due to growth of the Referenceware product line.

Research and development expenses decreased to $9.8 million in the fiscal 2006 fourth quarter compared to $13.0 million in the fiscal 2005 fourth quarter due primarily to savings realized as the result of the reorganization of the content development organization completed in the fiscal 2005 fourth quarter and $0.7 million of purchased technology expenses included in the fiscal 2005 fourth quarter results.

Sales and marketing expenses decreased to $22.6 million in the fiscal 2006 fourth quarter from $24.0 million in the fiscal 2005 fourth quarter. This decrease was primarily due to the expense reduction resulting from the sale of certain assets of SmartCertify in the fiscal 2006 first quarter, which was partially offset by additional investment in the Books 24x7 sales force, the ongoing incremental expenses to support the new Dialogue product line and the new telesales distribution operation.

General and administrative expenses increased to $7.2 million in the fiscal 2006 fourth quarter compared to $6.5 million the fiscal 2005 fourth quarter primarily due to a $0.5 million payment to Howard Edelstein, a director of the Company, in recognition of Mr. Edelstein's contributions in connection with the Company's settlements of its litigation with NETg and its securities class action litigation.


FISCAL 2006 FULL YEAR RESULTS

For the fiscal year ended January 31, 2006, SkillSoft reported revenue of $215.6 million, which represented a 2% increase over the $212.3 million reported in the fiscal year ended January 31, 2005. Fiscal 2006 revenue includes approximately $5.8 million less revenue from SmartCertify than was included in fiscal 2005 revenue due to the sale of certain assets of SmartCertify in the first quarter of fiscal 2006. The net income for fiscal 2006 was $37.0 million, or $0.36 per share, compared to the net loss of $20.1 million, or $0.19 per share, for fiscal 2005.

The fiscal 2006 net income includes the following items: $2.0 million of restatement related charges; $0.6 million of restructuring related charges; $19.5 million benefit in the second quarter of fiscal 2006 for the insurance recovery related to the settlement of the 2002 securities class action lawsuit; $10.0 million for amortization of intangibles and deferred compensation; and $7.9 million of non-cash income tax provision. The fiscal 2005 net loss includes the following items: $2.5 million of restatement related charges; $13.4 million of restructuring related charges; a goodwill impairment charge of $19.3 million; $10.8 million for amortization of intangibles and deferred compensation; and $0.3 million of non-cash income tax provision.

Gross margin was 88% for fiscal 2006 compared to 90% for fiscal 2005. The decrease in gross margin percentage was due mainly to a higher mix of royalty bearing content in fiscal 2006 due to growth of the Referenceware product line.

Research and development expenses decreased to $39.0 million for fiscal 2006 from $45.6 million for fiscal 2005 due primarily to $3.8 million of purchased technology included in fiscal 2005 and savings realized in fiscal 2006 as the result of the reorganization of the content development organization completed in the fiscal 2005 fourth quarter.

Sales and marketing expenses decreased to $87.8 million for fiscal 2006 from $93.5 million for fiscal 2005. This decrease was primarily due to the expense reduction resulting from the SmartCertify sale at the end of the fiscal 2006 first quarter, which was partially offset by additional investment in the Books 24x7 sales force, the ongoing incremental expenses to support the new Dialogue product line and the new telesales distribution operation.

General and administrative expenses increased to $25.7 million for fiscal 2006 compared to $25.2 million for fiscal 2005. This increase was primarily due to a $0.5 million payment to Howard Edelstein, a director of the Company, in recognition of Mr. Edelstein's contributions in connection with the Company's settlements of its litigation with NETg and its securities class action litigation.

Restructuring expenses decreased to $0.6 million for fiscal 2006 as compared to $13.4 million for fiscal 2005. This decrease was mainly due to fiscal 2005 charges related to the reorganization of the content development organization in the fiscal 2005 fourth quarter. The expense in fiscal 2006 mainly relates to the facility shutdown and severance costs associated with the restructuring of its SmartCertify business unit in the United States and the closing of its Ireland SmartCertify sales office in the fiscal 2006 first quarter.

Restatement-related expenses decreased to $2.0 million for fiscal 2006 as compared to $2.5 million for fiscal 2005. The decrease was mainly due to a decrease in legal expenses relating to the ongoing SEC investigation.

At January 31, 2006, the Company had deferred revenue of approximately $137 million and a 12-month non-cancelable revenue backlog of approximately $171 million (which includes deferred revenue and committed contracts), which represents approximately 80% of the mid-point of the Company's revenue target for fiscal 2007 of $212.0 to $218.0 million, which is discussed further below. Deferred revenue of approximately $137 million at January 31, 2006 compares to approximately $140 million at January 31, 2005 and reflects a reduction of approximately $10.6 million of deferred revenue due to the SmartCertify sale at the end of the fiscal 2006 first quarter, as well as an increase in quarterly billing and extended payment contracts in the fiscal 2006 fourth quarter compared to the fiscal 2005 fourth quarter. The 12-month non-cancelable revenue backlog of approximately $171 million at January 31, 2006 compares to approximately $168 million of non-cancelable revenue backlog at January 31, 2005.

The Company's average contract length as of January 31, 2006 was unchanged at 19 months as compared to January 31, 2005. The Company's 12-month average contract value as of January 31, 2006 increased to $146,000 as compared to $135,000 as of January 31, 2005. SkillSoft's average total contract value as of January 31, 2006 increased to $231,000 as compared to $214,000 as of January 31, 2005.

The Company's combined dollar renewal rate increased to 100% for the fiscal year ended January 31, 2006 compared to 91% for the fiscal year ended January 31, 2005. This increase was due mainly to a higher dollar renewal rate. The combined dollar renewal rate metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that compares existing customer contract dollars spent with SkillSoft year over year.


SkillSoft had approximately $78.6 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of January 31, 2006 compared to $64.9 million as of January 31, 2005. This increase primarily reflects cash provided by operations of $42.2 million in the twelve months ended January 31, 2006, which includes the receipt of $19.5 million from the insurance recovery related to the settlement of the 2002 securities class action lawsuit. Operating cash flow was offset in part by purchases of equipment, primarily investments in the Company's hosting infrastructure, and capitalized software development costs of $8.1 million in the twelve months ended January 31, 2006. During the twelve months ended January 31, 2006, the Company spent approximately $22.0 million to repurchase approximately 6.1 million outstanding shares under its current shareholder-authorized share repurchase program. To date, including shares repurchased in fiscal 2005, the Company has spent approximately $24.5 million to repurchase approximately 6.5 million outstanding shares under this program.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral of revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2006 fourth quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 16 days in the fiscal 2006 fourth quarter as compared to 18 days in the year ago period and 10 days in the third quarter of fiscal 2006. On a gross basis, which considers all items billed as receivables, DSOs were 144 days in the fiscal 2006 fourth quarter compared to 142 days in the year ago quarter and 76 days in the third quarter of fiscal 2006.

FISCAL 2007 OUTLOOK

For fiscal 2007, the Company is currently anticipating revenue to be in the range of $212.0 to $218.0 million. This revenue range reflects approximately $9.0 million less SmartCertify revenue in fiscal 2007 than in fiscal 2006 as a result of the SmartCertify sale in the first quarter of fiscal 2006. In addition, the SmartCertify sale resulted in a reduction of approximately $5.0 million of first quarter bookings. The Company expects to replace the SmartCertify bookings with bookings from other sources; however, the replacement will occur later than the first quarter and therefore due to the subscription nature of our revenue recognition will not contribute the same revenue dollars in fiscal 2007 as was recognized in fiscal 2006.

The Company's effective tax rate in fiscal 2007 is expected to increase to 31% to 35% compared to the fiscal 2006 effective tax rate of approximately 20%. This increase is primarily due to the fact that the $19.5 million insurance recovery related to the settlement of the 2002 securities class action lawsuit recorded in fiscal 2006 was not taxable resulting in the lower effective tax rate for fiscal 2006. The effective cash tax rate range for fiscal 2007 included in the above fiscal 2007 effective tax rate is expected to be approximately 3% to 4%.

The Company currently anticipates that it will achieve net income for fiscal 2007 of between $16.0 and $20.0 million, or $0.16 to $0.20 per basic and diluted share.

The most significant non-cash items included in fiscal 2007 projected net income are the following: (1) amortization of intangible assets and deferred compensation of approximately $6.0 to $8.0 million; (2) a non-cash tax provision of approximately $6.0 to $8.0 million; and (3) stock option expense of approximately $3.0 to $4.0 million.

The Company expects gross margin to be in the range of 87% to 89% of revenue for fiscal 2007. Research and development expenses are expected to be in the range of $40.0 to $41.5 million. Sales and marketing expenses are expected to be in the range of $86.0 to $88.0 million. General and administrative expenses are expected to be in the range of $26.0 to $27.0 million. Amortization of intangible assets and deferred compensation is expected to be in the range of approximately $6.0 million to $8.0. Provision for income taxes is expected to be in the range of $7.0 to $10.0 million, or approximately 31% to 35% of net income. Only $1.0 to $2.0 million of this amount is expected to be represented by actual cash tax payments. The remainder of the provision ($6.0 to $8.0 million) is non-cash due to the utilization of net operating loss carry forwards acquired in the merger. The non-cash portion of the provision for income tax will reduce goodwill on the Company's balance sheet. Interest income is expected to be in the range of $0.7 to $0.8 million. Additionally, capital expenditures are expected to be in the range of $6.0 to $8.0 million, and depreciation expense is expected to be in the range of $6.0 to $8.0 million.

For the first quarter of fiscal 2007 ending April 30, 2006, the Company currently anticipates revenue to be in the range of $53.0 to $55.0. This revenue range reflects approximately $3.7 million less SmartCertify revenue in the first quarter of fiscal 2007 than in the first quarter of fiscal 2006 as a result of the SmartCertify sale in the first quarter of fiscal 2006. In addition, the SmartCertify sale resulted in a reduction of approximately $5.0 million of first quarter bookings. The Company expects to replace the SmartCertify bookings with bookings from other sources; however, the replacement will occur later than the first quarter and therefore due to the subscription nature of our revenue recognition will not contribute the same revenue dollars in fiscal 2007 as was recognized in fiscal 2006.

The Company currently anticipates net income for the fiscal 2007 first quarter to be between $2.0 and $3.0 million, or $0.02 to $0.03 per basic and diluted share.

The most significant non-cash items included in first quarter fiscal 2007 projected net income are the following: (1) amortization of intangible assets and deferred compensation of approximately $2.0 to $3.0 million; (2) a non-cash tax provision of approximately $0.5 to $1.5 million; and (3) stock option expense of approximately $1.0 to $2.0 million.

The Company's projected net income in fiscal 2007 (including the first quarter of fiscal 2007) does not reflect any foreign exchange gains or losses. The fiscal 2007 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges, or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also does not take into account the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company's EPS outlook.

SkillSoft is presenting projected net income (for both fiscal 2007 and the first quarter of fiscal 2007) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company's projected operating performance for fiscal 2007.

The Company anticipates that it will have 102 million to 104 million diluted shares outstanding for earnings per share (EPS) calculation purposes in fiscal 2007.

CONFERENCE CALL

In conjunction with this release, management will conduct a conference call today, Friday, March 10, at 8: 30 a.m. ET to discuss the Company's operating performance. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial 973-935-2981. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. ET on March 10, until 11:59 p.m. ET on March 17, 2006. The replay number is 973-341-3080, passcode: 7126677. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management system, virtual classroom technology and support services.

Content offerings include SkillSoft's business, IT, desktop and compliance courseware collections and BusinessPro(TM), ITPro(TM), OfficeEssentials(TM), FinancePro(TM), EngineeringPro(TM), GovEssentials(TM), ExecSummaries(TM) and ExecBlueprints(TM) collections from Books24x7(R). SkillSoft's complementary technologies include SkillPort(R), the company's learning management system with its powerful Search-and-Learn(TM) technology and premium add-on modules, and SkillSoft(R) Dialogue(TM) virtual classroom, a tool that allows customers to create and deliver effective blended learning programs using custom content and off-the-shelf learning resources. For more information, visit http://www.skillsoft.com.

SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Operating Results" in SkillSoft's Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and its Form 10-Q for the quarterly period ended October 31, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of March 10, 2006. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.
                                      ###

                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                                        THREE MONTHS ENDED                  FISCAL YEAR ENDED
                                                                            JANUARY 31,                        JANUARY 31,
                                                                   ------------------------------    ------------------------------
                                                                      2006              2005              2006            2005
                                                                   -------------    -------------    -------------    -------------

Revenues                                                           $      54,734    $      56,351    $     215,567    $     212,300
Cost of revenues                                                           6,645            5,792           25,307           21,724
                                                                   -------------    -------------    -------------    -------------

          Gross profit                                                    48,089           50,559          190,260          190,576

Operating expenses:
          Research and development                                         9,804           12,987           38,985           45,575
          Selling and marketing                                           22,635           24,019           87,764           93,486
          General and administrative                                       7,238            6,538           25,745           25,162
          Legal settlements/(recoveries)                                      --               --          (19,500)              --
          Amortization of stock-based compensation                           217              247              892            1,191
          Amortization of intangible assets and FAS 86 assets              2,275            2,373            9,113            9,575
          Impairment charge                                                   --           19,268               --           19,268
          Restructuring                                                     (171)          13,046              641           13,361
          Restatement:
               SEC investigation                                             397              363            1,988            2,182
               Professional fees - restatement of SmartForce
                  historical financial statements                             --              (17)              --              320
                                                                   -------------    -------------    -------------    -------------

Total operating expenses                                                  42,395           78,824          145,628          210,120

Other income/(expense), net                                                   37             (556)             155             (692)
Interest income, net                                                         476              302            1,348              754
                                                                   -------------    -------------    -------------    -------------

          Income/(loss) before provision for income taxes                  6,207          (28,519)          46,135          (19,482)

Provision for income taxes - cash                                            228              169            1,208              305
Provision for income taxes - non-cash                                         69              100            7,922              326
                                                                   -------------    -------------    -------------    -------------

Net income/(loss)                                                  $       5,910    $     (28,788)   $      37,005    $     (20,113)
                                                                   =============    =============    =============    =============

Net income/(loss), per share, basic                                $        0.06    $       (0.27)   $        0.36    $       (0.19)
                                                                   =============    =============    =============    =============

Basic weighted average common shares outstanding                     100,706,520      105,972,880      102,473,128      105,133,730
                                                                   =============    =============    =============    =============

Net income/(loss), per share, diluted                              $        0.06    $       (0.27)   $        0.36    $       (0.19)
                                                                   =============    =============    =============    =============

Diluted weighted average common shares outstanding                   102,438,849      105,972,880      103,352,001      105,133,730
                                                                   =============    =============    =============    =============

                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                 JANUARY 31, 2006      JANUARY 31, 2005
                                                                 ----------------      ----------------
ASSETS

CURRENT ASSETS:

        Cash, cash equivalents and short-term investments             $ 73,339              $ 54,927
        Restricted cash                                                  5,039                   994
        Accounts receivable, net                                        85,681                87,030
        Prepaid expenses and other current assets                       22,006                22,659
                                                                      --------              --------

Total current assets                                                   186,065               165,610

        Property and equipment, net                                     10,231                 9,137
        Goodwill                                                        93,929               103,576
        Intangible assets, net                                           8,711                16,171
        Long-term investments                                              230                 8,943
        Deferred tax assets                                                694                    --
        Other assets                                                        42                    60
                                                                      --------              --------

Total assets                                                          $299,902              $303,497
                                                                      ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

        Accounts payable                                              $  3,819              $  5,361
        Accrued expenses                                                52,005                66,995
        Deferred revenue                                               136,699               140,008
                                                                      --------              --------

Total current liabilities                                              192,523               212,364

Total long-term liabilities                                              3,317                 6,214

Total stockholders' equity                                             104,062                84,919
                                                                      --------              --------

Total liabilities and stockholders' equity                            $299,902              $303,497
                                                                      ========              ========

                                  SKILLSOFT PLC
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                              FISCAL YEAR ENDED
                                                                                  JANUARY 31,
                                                                           -----------------------
                                                                             2006           2005
                                                                           --------       --------
Cash flows from operating activities:

        Net income/(loss)                                                  $ 37,005       $(20,113)
        Adjustments to reconcile net income to net
         cash provided by / (used in) operating activities---
        Stock-based compensation                                                893          1,191
        Depreciation and amortization                                         5,224          4,779
        Impairment charge                                                        --         19,268
        Amortization of acquired intangibles and FAS 86 assets                9,113          9,575
        Provision for bad debts                                                (593)           335
        Loss on disposition                                                     585             --
        Provision for income taxes - non-cash                                 7,922            326
        Accelerated vesting of unvested stock options                            89             --
        Changes in current assets and liabilities, net of acquisitions
                Accounts receivable                                             784        (14,062)
                Prepaid expenses and other current assets                       407          2,406
                Accounts payable                                             (1,935)        (1,220)
                Accrued expenses (including long-term):
                        Accrued merger                                       (4,124)        (3,547)
                        Accrued restructuring                                (7,381)         9,284
                        Accrued other                                        (3,144)       (46,595)
                Deferred revenue                                             (2,693)         4,743
                                                                           --------       --------

        Net cash provided by/(used in) operating activities                  42,152        (33,630)

Cash flows from investing activities:

        Purchases of property and equipment                                  (6,423)        (7,594)
        Purchases of FAS 86 assets                                           (1,652)
        Purchases of investments                                            (20,048)       (52,456)
        Maturity of investments                                              27,219         42,063
        Sale of investments                                                      --             --
        (Designation)/release of restricted cash                             (4,045)        24,943
                                                                           --------       --------

        Net cash (used in)/provided by investing activities                  (4,949)         6,956

Cash flows from financing activities:

        Exercise of stock options                                               848         17,950
        Proceeds from employee stock purchase plan                            2,210          3,050
        Payments to acquire treasury stock                                  (22,000)        (2,523)
                                                                           --------       --------

        Net cash (used in)/provided by financing activities                 (18,942)        18,477

        Effect of exchange rate changes on cash and cash equivalents         (1,230)         1,174
                                                                           --------       --------

        Net increase in cash and cash equivalents                            17,031         (7,023)
        Cash and cash equivalents, beginning of year                         34,906         41,929
                                                                           --------       --------

        Cash and cash equivalents, end of year                             $ 51,937       $ 34,906
                                                                           ========       ========